Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet and statements of operations give effect to the acquisition of Schlumberger’s Electricity Products Business (SEM), which was completed on July 1, 2004. The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values contained herein are preliminary in nature and are likely to change as management completes its assessment and valuation of intangible assets. Such preliminary estimates of fair values of the assets and liabilities of SEM have been combined with the recorded values of the assets and liabilities of Itron, Inc. and subsidiaries (Itron) in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet has been prepared to reflect the acquisition of SEM as if it had occurred on June 30, 2004. The two unaudited pro forma condensed statements of operations reflect the condensed combined results of operations of Itron and SEM for the year ended December 31, 2003 and the six months ended June 30, 2004, in both cases as if the acquisition had occurred on January 1, 2003.

The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Itron and SEM been a combined company during the specified periods. Certain of SEM’s historical financial information has been reclassified to conform with Itron’s financial statement presentation. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical financial statements and notes thereto of Itron and SEM.

On March 4, 2003, we purchased Silicon Energy Corp. (Silicon), for approximately $71.1 million in cash. We financed a portion of the purchase price of Silicon with our existing $50.0 million, three-year senior secured loan. The unaudited pro forma condensed combined financial data also gives effect to the acquisition of Silicon as if it occurred on January 1, 2003 with respect to the statement of operations for the year ended December 31, 2003.

Itron, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2003

	Historical Itron	Historical Silicon	Historical SEM	Pro Forma Adjustments		Pro Forma Itron
	(in thousands)
Revenues	$316,965	$1,722	$294,165	$(6,335	)(1)	$606,517
Cost of revenues	173,411	2,082	201,003	(12,100	)(2)	364,396

Gross profit (loss)	143,554	(360)	93,162	5,765		242,121

Operating expenses
Sales and marketing	36,673	1,573	14,093	(777	)(3)	51,562
Product development	43,017	2,213	9,420	(1,190	)(4)	53,460
General and administrative	28,944	2,030	18,695	(563	)(5)	49,106
Amortization of intangibles	9,618	85	—	19,548	(6)	29,251
Restructurings	2,208	—	—	—		2,208
In-process research and development	900	—	—	—		900
Litigation accrual	500	—	23,000	—		23,500

Total operating expenses	121,860	5,901	65,208	17,018		209,987

Operating income (loss)	21,694	(6,261)	27,954	(11,253)		32,134
Interest expense	2,638	266	20	16,893	(7)	19,817
Other income (expense), net	(1,157)	24	(40)	(8	)(8)	(1,181)

Income (loss) before income taxes	17,899	(6,503)	27,894	(28,154)		11,136
Income tax provision	(7,421)	—	(11,571)	14,315	(9)	(4,677)

Net income (loss)	$10,478	$(6,503)	$16,323	$(13,839)		$6,459

Earnings per share
Basic net income per common share	$0.51					$0.32

Diluted net income per common share	$0.48					$0.30

Weighted average number of shares outstanding
Basic	20,413					20,413
Diluted	21,740					21,740

See accompanying notes to unaudited pro forma condensed combined financial information.

Itron, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2004

	Historical Itron	Historical SEM	Pro Forma Adjustments		Pro Forma Itron
	(in thousands)
Revenues	$145,244	$154,519	$(2,588	)(10)	$297,175
Cost of revenues	79,114	99,898	(5,549	)(11)	173,463

Gross profit	66,130	54,621	2,961		123,712

Operating expenses
Sales and marketing	19,926	7,924	(277	)(12)	27,573
Product development	20,776	4,921	(393	)(13)	25,304
General and administrative	15,278	3,749	(229	)(14)	18,798
Amortization of intangibles	4,054	—	8,216	(15)	12,270
Restructurings	2,434	—	—		2,434

Total operating expenses	62,468	16,594	7,317		86,379

Operating income	3,662	38,027	(4,356)		37,333
Interest expense	3,015	8	8,208	(16)	11,231
Other income (expense), net	(607)	(61)	—		(668)

Income before income taxes	40	37,958	(12,564)		25,434
Income tax (provision) benefit	40	(14,968)	5,009	(17)	(9,919)

Net income	$80	$22,990	$(7,555)		$15,515

Earnings per share
Basic net income per common share	$0.00				$0.75

Diluted net income per common share	$0.00				$0.71

Weighted average number of shares outstanding
Basic	20,750				20,750
Diluted	21,987				21,987

See accompanying notes to unaudited pro forma condensed combined financial information.

Itron, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

At June 30, 2004

	Historical Itron	Historical SEM	Pro Forma Adjustments		Pro Forma Itron
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,227	$2,631	$196	(18)	$5,054
Accounts receivable, net	61,716	33,240	13,006	(19)	107,962
Inventories	20,357	20,184	1,635	(20)	42,176
Other current assets	9,120	4,975	(8,410	)(21)	5,685

Total current assets	93,420	61,030	6,427		160,877

Property, plant and equipment, net	44,427	14,838	2,410	(22)	61,675
Intangible assets, net	18,925	52	97,000	(23)	115,977
Goodwill	90,440	—	105,209	(24)	195,649
Restricted cash	128,310	—	(128,310	)(25)	—
Other	49,333	34,957	(22,431	)(26)	61,859

Total assets	$424,855	$110,877	$60,305		$596,037

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$22,824	$20,939	$(1,956	)(27)	$41,807
Wages and benefits payable	10,920	8,033	(1,287	)(28)	17,666
Short-term borrowings	21,000	—	(21,000	)(29)	—
Current portion of debt	17,435	—	(14,817	)(29)	2,618
Current portion of warranty	7,995	—	—		7,995
Other current liabilities	11,240	10,817	(350	)(30)	21,707

Total current liabilities	91,414	39,789	(39,410)		91,793

Long-term debt	140,225	—	170,650	(29)	310,875
Warranty	3,768	—	—		3,768
Other long-term liabilities	7,259	69,368	(69,368	)(31)	7,259

Total liabilities	242,666	109,157	61,872		413,695
Minority interest	—	153	—		153
Shareholders’ equity	182,189	1,567	(1,567	)(32)	182,189

Total liabilities and shareholders’ equity	$424,855	$110,877	$60,305		$596,037

See accompanying notes to unaudited pro forma condensed combined financial information.

Itron, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(in thousands)

Note 1: Purchase Price

On July 1, 2004, Itron, Inc. (Itron) completed the acquisition of Schlumberger’s Electricity Products Business (SEM). The purchase price was $248 million, not including direct transaction costs, and is subject to post closing working capital adjustments. Itron used proceeds from a new $240 million senior secured credit facility and $125 million in Senior Subordinated Notes to finance the acquisition, pay related fees and expenses, and repay approximately $50.2 million of outstanding Itron debt under an existing credit facility.

The unaudited pro forma condensed combined financial information reflects a preliminary allocation of the purchase price and represents Itron’s expectations of the significant tangible and intangible assets and liabilities that will be recognized in connection with the acquisition. The estimated fair values of the assets and liabilities are preliminary and are subject to future adjustments. The significant items which could change are intangible assets and goodwill. The valuations of certain tangible and intangible assets are dependent on the finalization of appraisals.

The preliminary purchase price, which includes estimated direct transaction costs and other consideration, is summarized as follows:

Cash paid	$248,077
Estimated direct transaction costs	5,404

Total acquisition costs	$253,481

For pro forma purposes only, assuming the transaction was consummated on June 30, 2004 and not on the actual closing date of July 1, 2004, the preliminary allocation of the purchase price would be as follows:

Net current assets and liabilities	$34,125
Property, plant and equipment	17,248
Intangible assets	97,052
Goodwill	105,209
Minority interest	(153)

Total net assets acquired	$253,481

The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill.

Preliminary intangible assets are comprised of the following:

		Weighted Average Useful Life (in months)
Core development technology	$70,000	60
Contract backlog	3,000	12
Customer relationships	23,000	120
Trademarks and tradenames	1,000	96
Other	52	120

Total intangible assets	$97,052

The preliminary values assigned to the identifiable intangible assets were determined using the income approach. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products. The intangible assets will be amortized over the estimated useful lives of the estimated discounted cash flows assumed in the valuation models.

The pro forma condensed combined financial information is intended for information purposes only, and does not purport to represent what the combined companies’ results of operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period.

Itron, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information - (continued)

(in thousands)

Note 2: Pro Forma Adjustments

The following adjustments are reflected in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations to reflect the estimated impact of the merger on the historical combined results of Itron and SEM.

(1)	Adjustment to eliminate intercompany sales activity, which consists primarily of royalty sales.

(2)	Net adjustment to remove $(4,585) in pension and post retirement costs related to SEM retirement plans that Itron will not be assuming, to remove intercompany royalty cost of sales of $(6,024), to reflect a decrease in depreciation expense of $(1,621) based on estimated fair values of Silicon and SEM’s property, plant and equipment depreciated in accordance with Itron’s policy over the estimated useful lives and to remove the SEM LIFO inventory reserve impact of $130 to conform with Itron’s FIFO inventory accounting policy.

(3)	Net adjustment consists of a decrease of $(12) in depreciation expense calculated in accordance with Itron’s policy over the estimated useful lives and $(765) to remove pension and post retirement costs related to SEM retirement plans that Itron will not be assuming.

(4)	Net adjustment consists of a decrease of $(9) in depreciation expense calculated in accordance with Itron’s policy over the estimated useful lives and $(1,181) to remove pension and post retirement costs related to SEM retirement plans that Itron will not be assuming.

(5)	Net adjustment consists of a decrease of $(147) in depreciation expense calculated in accordance with Itron’s policy over the estimated useful lives and $(416) to remove pension and post retirement costs related to SEM retirement plans that Itron will not be assuming.

(6)	Net adjustment to eliminate historical amortization expense of $(85) for Silicon and to increase amortization expense by $19,633 for intangible assets associated with Silicon and SEM.

(7)	Net adjustment consists of an increase in interest expense for new debt issued in connection with the acquisition along with amortization of deferred financing costs of $19,349 and a decrease in interest expense of $(2,456) for debt repaid upon the acquisition closing. A change in the interest rate of 1/8% would result in a change in interest expense of $234.

(8)	Adjustment to remove Silicon interest income related to note receivables from Silicon officers that were not assumed by Itron.

(9)	Adjustment to revise income tax provision utilizing Itron’s statutory rate of 42.0%.

(10)	Adjustment to eliminate intercompany sales activity, which consists primarily of royalty sales.

(11)	Net adjustment to remove $(2,504) in pension and post retirement costs related to SEM retirement plans that Itron will not be assuming, to remove intercompany royalty cost of sales of $(2,614), to reflect a decrease in depreciation expense of $(431) based on estimated fair values of SEM’s property, plant and equipment depreciated in accordance with Itron’s policy over the estimated useful lives. There was no SEM LIFO inventory reserve impact for the six months ended June 30, 2004.

(12)	Net adjustment consists of a decrease of $(10) in depreciation expense calculated in accordance with Itron’s policy over the estimated useful lives and $(267) to remove pension and post retirement costs related to SEM retirement plans that Itron will not be assuming.

(13)	Net adjustment consists of a decrease of $(25) in depreciation expense calculated in accordance with Itron’s policy over the estimated useful lives and $(368) to remove pension and post retirement costs related to SEM retirement plans that Itron will not be assuming.

(14)	Net adjustment consists of a decrease of $(29) in depreciation expense calculated in accordance with Itron’s policy over the estimated useful lives and $(200) to remove pension and post retirement costs related to SEM retirement plans that Itron will not be assuming.

(15)	Adjustment to increase amortization expense for intangible assets associated with the acquisition.

(16)	Net adjustment consists of an increase in interest expense for new debt issued in connection with the acquisition along with amortization of deferred financing costs of $9,660 and a decrease in interest expense of $(1,452) for debt repaid upon the acquisition closing. A change in the interest rate of 1/8% would result in a change in interest expense of $119.

(17)	Adjustment to revise income tax provision utilizing Itron’s statutory rate of 39.0%.

(18)	Adjustments represent $(960) in payments for professional services related to the acquisition and $1,156 in cash remaining from debt financing.

(19)	Net adjustment to eliminate $(981) in intercompany accounts receivable and to add $13,987 for tax liabilities that are reflected on the opening balance sheet that will be reimbursed by Schlumberger, Ltd.

(20)	Adjustment to remove SEM’s LIFO inventory reserve in order to conform with Itron’s FIFO inventory accounting policy.

(21)	Net adjustment to remove the current portion of deferred income taxes of $(4,556) as the acquisition will involve a 338(h)10 tax election (deemed asset purchase for which certain deferred tax assets will not be acquired), $1,550 to capitalize the current portion of debt issuance costs that will be amortized over the related financing and $(5,404) to eliminate prepaid professional services related to the acquisition.

(22)	Adjustment to reflect a net increase in property, plant and equipment based on estimated fair values. These fair value estimates are preliminary and are subject to future adjustment based on finalization of a valuation conducted by a third party.

(23)	Adjustment to reflect intangible assets identified and the fair values assigned, which are preliminary and subject to future adjustment based upon an evaluation by a third party.

Itron, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information - (continued)

(in thousands)

(24)	Adjustment reflects goodwill from the acquisition after allocating the purchase price to the fair value of net assets acquired.

(25)	Adjustment to reflect the use of restricted cash for the purchase of the acquisition.

(26)	Net adjustment to remove $(25,557) in long-term deferred income taxes as the acquisition will involve a 338(h)10 tax election (deemed asset purchase for which certain deferred tax assets will not be acquired), to eliminate a $(9,234) prepaid pension asset Itron is not assuming, plus $12,360 to capitalize the long-term portion of debt issuance costs that will be amortized over the related financing.

(27)	Net adjustment to remove SEM’s accrued royalties payable to Itron of $(996) and $(960) of accrued professional services related to the acquisition.

(28)	Net adjustment to remove the liabilities that Itron will not be assuming which include $(85) for vacation in excess of defined hours, $(652) related to a pension plan and $(550) for 401(k) contributions.

(29)	Net adjustment to short-term borrowings and current and long-term debt is as follows:

	Short-term borrowings	Current debt	Long-term debt
	(in thousands)
New term debt	$—	$1,850	$183,150
Existing revolving line of credit	(21,000)	—	—
Existing term loan	—	(16,667)	(12,500)

	$(21,000)	$(14,817)	$170,650

(30)	Adjustment to remove the current portion of an environmental accrual that Itron will not be assuming.

(31)	Net adjustment to remove a post retirement liability of $(65,418) and the long-term portion of an environmental accrual of $(3,950) that Itron will not be assuming.

(32)	Net adjustment to eliminate SEM’s equity.